                                                                      Exhibit 20


FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

Combined Balance Sheets


Unaudited (In thousands, except shares)                                              September 30,   December 31,
                                                                                        1997            1996
                                                                                      ---------       ---------

ASSETS
Investments in real estate
  Land                                                                                $ 110,269       $  52,891
  Buildings and improvements                                                            659,167         406,672
                                                                                      ---------       ---------
                                                                                        769,436         459,563
  Less - Accumulated depreciation                                                      (115,174)       (112,614)
                                                                                      ---------       ---------
    Total investments in real estate                                                    654,262         346,949

Investment in joint venture                                                               1,497          30,776

Mortgage loans receivable                                                                28,125          42,266

Other assets
  Cash and cash equivalents                                                              21,312           2,951
  Short- term investments, at cost                                                       12,651
  Accounts receivable and prepayments                                                    20,008           8,440
  Intangibles                                                                            35,366
  Management and lease agreements                                                        11,729
  Deferred charges, net                                                                  11,020           5,225
  Unamortized debt issue costs                                                            7,788           3,923
  Other                                                                                  12,321
                                                                                      ---------       ---------
                                                                                      $ 816,079       $ 440,530
                                                                                      ---------       ---------


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                      $ 322,114       $ 129,068
  Senior notes                                                                          100,000         100,000
  Bank loans                                                                             65,944          25,800
  Accounts payable and accrued liabilities                                               46,326          14,549
  Deferred obligations                                                                   10,812          10,825
  Deferred capital gain and other deferred income                                         9,568           7,735
  Other liabilities                                                                      10,495

Shareholders' equity, including preferred shares of beneficial interest, $25 liquidation preference, 2,300,000 shares authorized and outstanding and shares of beneficial interest, $1 par, unlimited
  authorization, outstanding 1997 - 28,137,441; 1996 - 17,621,799                       250,820         152,553
                                                                                      ---------       ---------
                                                                                      $ 816,079       $ 440,530
                                                                                      ---------       ---------

                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------


Combined Statements of Income


Unaudited (In thousands, except per share data)               Three Months Ended             Nine Months Ended
                                                                 September 30,                 September 30,
                                                            ------------------------       ---------------------

                                                              1997           1996            1997         1996
                                                            --------       ---------       --------      -------

Revenues
  Rents                                                     $ 70,440       $  18,553       $145,643      $55,102
  Interest - Mortgage loans                                      648           1,129          2,221        3,600
               - Short-term investments                          812                          1,620            9
  Equity in (loss) income from joint venture                    (172)                           412
  Management fees                                              1,099                          2,706
  Other                                                          308              53          1,601          284
                                                            --------       ---------       --------      -------
                                                              73,135          19,735        154,203       58,995
                                                            --------       ---------       --------      -------

Expenses
  Property operating                                          52,989           6,341        101,695       19,517
  Real estate taxes                                            2,490           2,132          7,106        6,198
  Depreciation and amortization                                5,276           3,092         12,724        9,858
  Interest - Mortgage loans                                    3,799           2,303          8,489        6,368
           - Senior notes                                      2,219           2,219          6,656        6,871
           - Bank loans and other                              1,307           1,358          3,338        4,274
  General and administrative                                   3,110           1,246          8,138        4,769
                                                            --------       ---------       --------      -------
                                                              71,190          18,691        148,146       57,855
                                                            --------       ---------       --------      -------
Net income before preferred dividend                           1,945           1,044          6,057        1,140
Preferred dividend                                            (1,207)                        (3,622)
                                                            --------       ---------       --------      -------
Net income applicable to shares of beneficial interest      $    738       $   1,044       $  2,435      $ 1,140
                                                            --------       ---------       --------      -------


Per share

Net income applicable to shares of beneficial interest      $    .03       $     .06       $    .10      $   .07
                                                            --------       ---------       --------      -------

Adjusted shares of beneficial interest                        27,967          17,224         24,158       17,237
                                                            --------       ---------       --------      -------

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

                                                                      Exhibit 20

Combined Statements of Changes in Cash

Unaudited (In thousands)                                                      Three Months                    Nine Months
                                                                          Ended September 30,             Ended September 30,
                                                                       -------------------------      --------------------------

                                                                          1997           1996            1997             1996
                                                                       -----------    ----------      ----------       ---------

Cash provided by (used for) operations
  Net income before preferred dividend                                  $  1,945       $   1,044       $   6,057       $  1,140
  Adjustments to reconcile net income to net
    cash provided by operations --
      Depreciation and amortization                                        5,276           3,092          12,724          9,858
      Increase in deferred charges, net                                   (1,084)           (280)         (4,631)          (854)
      Increase in deferred interest on
        mortgage investments, net                                            (19)           (102)           (102)          (295)
      (Decrease) increase in deferred obligations                             (4)             44             (13)           126
      Increase in deferred income                                            207                             996
      Net changes in other assets and liabilities                          1,452           7,772           5,798          3,833
                                                                        --------       ---------       ---------       --------
        Net cash provided by operations                                    7,773          11,570          20,829         13,808
                                                                        --------       ---------       ---------       --------

Cash provided by (used for) investing
  Repayment of mortgage investment                                                                        16,200          7,000
  Investment in short-term investments                                   (12,651)                        (12,651)
  Principal received from mortgage investments                                57              45             159            131
  Proceeds from sale of properties                                         4,023                          13,011          1,825
  Advance deposit for property acquisitions                               (2,000)                         (2,000)
  Acquisition of joint venture interests, net of cash aquired            (72,900)                        (72,900)
  Investment in joint venture                                                            (30,000)                       (30,000)
  Investment in Impark                                                                                   (36,574)
  Investment in capital and tenant improvements                           (7,857)         (3,132)        (16,946)       (16,578)
                                                                        --------       ---------       ---------       --------
        Net cash used for investing                                      (91,328)        (33,087)       (111,701)       (37,622)
                                                                        --------       ---------       ---------       --------

Cash provided by (used for) financing
  Increase in mortgage loans                                                              12,000           2,737         48,500
  Increase (decrease) in short-term loans                                 38,975          12,270          13,175         (5,660)
  Repayment of mortgage loans - Normal payments                             (632)           (847)         (1,839)        (2,369)
                              - Balloon payments                                                         (13,835)
  Dividends paid to shares of beneficial interest                         (3,076)         (1,921)         (7,378)        (5,869)
  Dividends paid to preferred shares of beneficial interest               (1,208)                         (3,663)
  Debt issue costs paid                                                     (202)           (536)         (1,013)        (1,313)
  Purchase of First Union shares                                                                                         (7,125)
  Sale of First Union shares                                                  51                         121,049             81
  Sale of interest rate protection agreement                                                                              1,025
  Repayment of Medium Term Notes                                                          (5,000)                        (5,000)
  Other                                                                                                                      (6)
                                                                        --------       ---------       ---------       --------
        Net cash provided by financing                                    33,908          15,966         109,233         22,264
                                                                        --------       ---------       ---------       --------
(Decrease) increase in cash and cash equivalents                         (49,647)         (5,551)         18,361         (1,550)
Cash and cash equivalents at beginning of period                          70,959           7,403           2,951          3,402
                                                                        --------       ---------       ---------       --------
Cash and cash equivalents at end of period                              $ 21,312       $   1,852       $  21,312       $  1,852
                                                                        --------       ---------       ---------       --------


Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In April 1997, the Trust's affiliated management company purchased voting control of Imperial Parking Ltd. (Impark) for $75 million including the assumption of $26 million in debt and the issuance of $10.5 million of non-voting common stock in Impark to its former owners.

3. In September 1997, the Trust purchased the interests of its joint venture partners in eight shopping malls and a 50% interest in another mall for $88 million in cash and the assumption of $203 million in debt. The Trust accounted for its purchase of the joint venture interests using purchase accounting.